PRESS RELEASE                                                 EXHIBIT 99.43


CENTURY REALTY TRUST
320 N. Meridian St., Suite 823, Indianapolis, IN 46204
Contact:	John I. Bradshaw, Jr.
Phone:		(317) 632-5467
FAX:		(317) 685-1588

FOR IMMEDIATE RELEASE

                   CENTURY REALTY TRUST ANNOUNCES RESULTS

     Century Realty Trust today reported consolidated net income for the nine months ended September 30, 2005 of $1,102,369, or $.61 per share, including $601,689 gain realized from the sale of an investment property, and funds from operations of $1,525,400, or $0.85 per share, on gross revenue from continuing operations of $7,989,283. For the same period a year ago, net income, including $2,689,599 gain on the sale of an apartment property, amounted to $2,512,270, or $1.41 per share, and funds from operations of $1,028,772, or $0.58 per share, on gross revenue from continuing operations of $7,796,610. Per share amounts are both basic and diluted.

     For the third quarter ended September 30, 2005, the consolidated net income was $694,649, or $0.39 per share, including $601,689 gain realized from the sale of an investment property, and funds from operations was $434,972, or $0.24 per share, on gross revenue from continuing operations of $2,650,920. For the same quarter of 2004, net income was $16,050, or $.01 per share, and funds from operations was $410,269, or $0.23 per share, on gross revenue from continuing operations of $2,617,429. Per share amounts are both basic and diluted.

     For the nine months ended September 30, 2005, income from discontinued operations amounted to $802,527, or $.44 per share, compared with $2,626,966, or $1.47 per share for the nine months ended September 30, 2004. For the quarter ended September 30, 2005, income from discontinued operations amounted to $652,363, or $.37 per share compared with a loss of $23,351, or $.01 per share for the third quarter of 2004. The portion of funds from operations attributable to discontinued operations for the nine months ended September 30, 2005 and 2004 amounted to $200,837 and $132,817 respectively. For the quarters ended September 30, 2005 and 2004, funds from operations attributable to discontinued operations amounted to $50,673 and $31,084, respectively.

     In April 2004 the Trust sold an Indianapolis apartment community that it had owned since 1973 for $3,150,000, and realized a gain of $2,689,599. In July 2005 the Trust sold a property in Indianapolis that it had owned since 1979, and that was formerly leased to a restaurant operator, for $774,785 net of selling costs, and realized a gain of $601,689. The operating results of those properties since January 1, 2004, together with the realized gains, are reported as income from discontinued operations. In December 2004 the Trust entered into a contract to sell a 256-unit apartment community in Indianapolis. Operating results of that property, which is classified as held for sale, for the three month and nine month periods ended September 30, 2005 and 2004 are also classified as income or loss from discontinued operations.

     The improvement in operating results for the quarter and nine months ended September 30, 2005, from the comparable periods a year ago resulted primarily from apartment operations.
 Economic occupancy of the Trust's apartments, which account for 94% of its gross operating income, averaged 90.4% and 90.8% during the third quarter and first three quarters of 2005, respectively, up from 89.1% and 88.4% during the comparable periods of 2004.

     It is accepted practice in the real estate industry to evaluate the performance of Real Estate Investment Trusts (REITs), in part, by a non-GAAP financial measure called "Funds from Operations" (FFO). We believe that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and, subject to comparable methodology in its computation, provides a relevant basis for comparison among REITs. We consider FFO in evaluating our own operating performance. We believe that FFO should be considered along with, but not as an alternative to, net income and cash flow determined in accordance with generally accepted accounting principles (GAAP), as a measure of our activities.

     Funds from operations is defined as net income computed in accordance with GAAP excluding gains and losses from the sale of real estate, extraordinary items, the cumulative effects of accounting changes and property related depreciation and amortization all determined on a consistent basis in accordance with GAAP. Funds from operations does not represent cash flow from operations, and should not be considered an alternative to net income as a measure of operating performance. For purposes of computing the per share amounts, the minority interest in funds from operations provided by consolidated partnership-owned properties is excluded.

     Our presentation of FFO conforms to the definition provided by the National Association of Real Estate Investment Trusts
(NAREIT). Following is a reconciliation of net income to FFO, including discontinued operations:

                             Three Months Ended         Nine Months Ended
                                September 30,             September 30,
                           ______________________   _______________________
                             2005          2004         2005        2004
                             ____          ____         ____        ____

Net Income                 $694,649      $ 16,050    $1,102,369  $2,512,270
Less gain on sale
 of property               (601,689)          -        (601,689) (2,689,599)
Plus depreciation,
 investment properties      353,823       408,890     1,061,469   1,251,295
Less minority interest
 portion of depreciation    (11,811)      (14,671)      (36,749)    (45,194)
                           ________      ________    __________  __________
Funds from operations
 allocable to the Trust    $434,972      $410,269   $1,525,400   $1,028,772

FFO per share,
 basic and diluted         $    .24      $    .23    $      .85  $      .58

Average number of
 outstanding shares       1,801,476     1,786,550     1,799,652   1,786,216


     At September 30, 2005, the Trust had total assets of $46,262,223 and shareholders' equity of $10,258,796. At September 30, 2004, the Trust had total assets of $47,753,950 and shareholders' equity of $11,205,743.


Indianapolis, IN, November 15, 2005